 Exhibit 4.2

ID GLOBAL SOLUTIONS CORPORATION

STOCK OPTION AGREEMENT

This Stock Option Agreement ("Agreement") is made and entered into as of the date set forth below, by and between ID GLOBAL SOLUTIONS CORPORATION, a Delaware corporation (the "Company"), and the following consultant to the Company (herein, the "Optionee"):

In consideration of the covenants herein set forth, the parties hereto agree as follows:

1. Option Information.

                           (a) Date of Option:             August 10, 2016

                          (b) Optionee:                       Parity Labs, LLC

                            (c) Number of Shares:       20,000,000

                            (d) Exercise Price:                $0.05 per share

2. Acknowledgements.

(a) Optionee is a consultant of the Company;
(b) The Board of Directors (the “Board”) has authorized the granting to Optionee of a stock option ("Option") to purchase shares of common stock of the Company ("Stock") upon the terms and conditions hereinafter stated and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") provided by Rule 701 and Section 4(a)(2) thereunder.

               (c) Concurrent with the issuance of this Option, the Company has engaged in a private placement of its shares of common stock with third party investors under Regulation D Rule 506 as promulgated under the Securities Act of 1933, as amended, whereby the Company issued shares of common stock at a per share purchase price of $0.05 per share.

3. Shares; Price. The Company hereby grants to Optionee the right to purchase, upon and subject to the terms and conditions herein stated, the number of shares of Stock set forth in Section 1(c) above (the "Shares") for cash at the price per Share set forth in Section 1(d) above (the "Exercise Price").

4. Term of Option. This Option shall expire, and all rights hereunder to purchase the Shares, shall terminate ten (10) years from the date hereof. Nothing contained herein shall be construed to interfere in any way with the right of the Company to terminate Optionee as a Consultant to the Company, or to increase or decrease the compensation paid to Optionee from the rate in effect as of the date hereof.

5. Vesting of Option. Subject to the provisions of Sections 7 and 8 hereof, this Option shall vest with respect to (i) 10,000,000 shares upon the date hereof and (ii) in twelve equal tranches of 833,333 shares per month commencing September 1, 2016. However, in the event Philip Beck is appointed as director of the Company, the Option shall be vested in full as of such appointment. For clarity, the parties acknowledge that all shares that have vested shall be exercisable for the term of the Option as set forth in Section 4 of this Option and the termination of Optionee’s consulting engagement or any other employment shall not in any way effect the ability to exercise such vested Options which shall be deemed earned when vested.

6. Exercise. This Option shall be exercised by delivery to the Company of (a) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A, (b) a check or cash in the amount of the Exercise Price of the Shares covered by the notice (or such other consideration as has been approved by the Board of Directors) and (c) a written investment representation as provided for in Section 13 hereof. Notwithstanding anything to the contrary contained in this Option, this Option may be exercised by presentation and surrender of this Option to the Company at its principal executive offices with a written notice of the holder’s intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a “Cashless Exercise”). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Option for that number of shares of Common Stock determined by multiplying the number of Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock. Market Price is defined as the average closing price on the principal trading market for the Common Stock during the thirty (30) trading days immediately preceding the exercise date. This Option shall not be assignable or transferable, except by will or by the laws of descent and distribution.

7. Termination of Service. If Optionee's service as a consultant to the Company terminates for any reason, no further installments shall vest pursuant to Section 5.

8. Intentionally Left Blank.

9. No Rights as Shareholder. Optionee shall have no rights as a shareholder with respect to the Shares covered by any installment of this Option until the effective date of the issuance of shares following exercise of this to Option, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued except as provided in Section 10 hereof.

10. Recapitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by this Option, and the Exercise Price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend.

11. Taxation upon Exercise of Option. Optionee understands that, upon exercise of this Option, Optionee will recognize income, for Federal and state income tax purposes, in an amount equal to the amount by which the fair market value of the Shares, determined as of the date of exercise, exceeds the Exercise Price. The acceptance of the Shares by Optionee shall constitute an agreement by Optionee to report such income in accordance with then applicable law. It is acknowledged and agreed by the parties that Company has not, is not, and shall not be obligated to make, and that it is the sole responsibility of Optionee to make all periodic filings and payments required to be made in connection with any withholding taxes and any federal, state or local taxes, payments or filings required to be paid, made or maintained upon recognizing income.

12. Modification, Extension and Renewal of Options. The Board may modify, extend or renew this Option or accept the surrender thereof (to the extent not theretofore exercised) and authorize the granting of a new option in substitution therefore (to the extent not theretofore exercised). Notwithstanding the foregoing provisions of this Section 12, no modification shall, without the consent of the Optionee, alter to the Optionee's detriment or impair any rights of Optionee hereunder.

13. Investment Intent; Restrictions on Transfer.

(a) Optionee represents and agrees that if Optionee exercises this Option in whole or in part, Optionee will in each case acquire the Shares upon such exercise for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof; and that upon such exercise of this Option in whole or in part, Optionee shall furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. If the Shares represented by this Option are registered under the Securities Act, either before or after the exercise of this Option in whole or in part, the Optionee shall be relieved of the foregoing investment representation and agreement and shall not be required to furnish the Company with the foregoing written statement.

(b) Optionee further represents that Optionee has had access to the financial statements or books and records of the Company, has had the opportunity to ask questions of the Company concerning its business, operations and financial condition, and to obtain additional information reasonably necessary to verify the accuracy of such information.

(c) Unless and until the Shares represented by this Option are registered under the Securities Act, all certificates representing the Shares and any certificates subsequently issued in substitution therefor and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE 'SECURITIES ACT') OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

and/or such other legend or legends as the Company and its counsel deem necessary or appropriate. Appropriate stop transfer instructions with respect to the Shares have been placed with the Company's transfer agent.

14. Stand-off Agreement. Optionee agrees that, in connection with any registration of the Company's securities under the Securities Act, and upon the request of the Company or any underwriter managing an underwritten offering of the Company's securities, Optionee shall not sell, short any sale of, loan, grant an option for, or otherwise dispose of any of the Shares (other than Shares included in the offering) without the prior written consent of the Company or such managing underwriter, as applicable, for a period of up to one year following the effective date of registration of such offering.

15. Notices. Any notice required to be given pursuant to this Option shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided by Optionee for use in Company records related to Optionee.

16. This Option has been granted, executed and delivered in the State of Florida, and the interpretation and enforcement shall be governed by the laws thereof and subject to the exclusive jurisdiction of the courts therein.

[SIGNATURE PAGE FOLLOWS]

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In Witness Whereof, the parties hereto have executed this Option as of the date first above written.

COMPANY:	ID GLOBAL SOLUTIONS CORPORATION, a Delaware corporation By: /s/Thomas R. Szoke Name: Thomas R. Szoke Title: CEO

OPTIONEE:	PARITY LABS, LLC By: /s/Philip Beck Name: Philip Beck Title: Manager

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Appendix A

NOTICE OF EXERCISE

ID GLOBAL SOLUTIONS CORPORATION

_________________

_________________

_________________

Re: Stock Option

1)       Notice is hereby given pursuant to Section 6 of my Stock Option Agreement that I elect to purchase the number of shares set forth below at the exercise price set forth in my option agreement:

Stock Option Agreement dated: ______________

Number of shares being purchased: ____________

Exercise Price: $____________

A check in the amount of the aggregate price of the shares being purchased is attached.

OR

2)     I elect a cashless exercise pursuant to Section 6 of my Stock Option Agreement. The Market Price as of _______ was $_______.

I hereby confirm that such shares are being acquired by me for my own account for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof. I will not sell or dispose of my Shares in violation of the Securities Act of 1933, as amended, or any applicable federal or state securities laws.

I understand that the certificate representing the Option Shares will bear a restrictive legend within the contemplation of the Securities Act and as required by such other state or federal law or regulation applicable to the issuance or delivery of the Option Shares.

By:
(signature)
Name: